Exhibit 5.1

26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong Telephone: +852 3761 3300 Facsimile: +852 3761 3301 www.kirkland.com

July 5, 2022

TH International Limited

2501 Central Plaza

227 Huangpi North Road

Shanghai, People’s Republic of China

Ladies and Gentlemen:

We are acting as special United States counsel to TH International Limited, a Cayman Islands exempted company (“THIL”), in connection with the Registration Statement on Form F-4, which includes the proxy statement/prospectus, originally filed with the Securities and Exchange Commission (the “Commission”) on September 23, 2021 (File No. 333-259743), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to the Agreement and Plan of Merger, dated as of August 13, 2021, by and among THIL, Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“Silver Crest”), and Miami Swan Ltd, a Cayman Islands exempted company and a wholly-owned subsidiary of THIL (the “Merger Sub”) (such agreement, as amended, the “Merger Agreement”) and the transactions contemplated therein, including the business combination whereby Merger Sub will merge with and into Silver Crest (the “First Merger”), with Silver Crest surviving the First Merger as a wholly-owned subsidiary of THIL, and immediately thereafter and as part of the same overall transaction, Silver Crest (as the surviving entity of the First Merger) will merge with and into THIL, with THIL surviving the merger (the “Business Combination”).

Pursuant to the Merger Agreement, (i) immediately prior to the effective time of the First Merger (the “First Effective Time”), each Class B ordinary share of Silver Crest, par value $0.0001 per share (the “Silver Crest Class B Shares”), outstanding immediately prior to the First Effective Time will be automatically converted into one Class A ordinary share of Silver Crest, par value $0.0001 per share (the “Silver Crest Class A Shares”), and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each Silver Crest Class A Share outstanding immediately prior to the First Effective Time will automatically be converted into the right of the holder thereof to receive one ordinary share of THIL, with a par value per share to be calculated pursuant to the methodology set forth in the Merger Agreement (the “THIL Ordinary Shares”), after giving effect to the Share Split (as defined below), and (ii) each issued and outstanding warrant to purchase Silver Crest Class A Shares will be assumed by THIL and converted into a corresponding warrant to purchase THIL Ordinary Shares (the “THIL Warrants”). Immediately prior to the First Effective Time, THIL will effect a share split of each THIL Ordinary Share into such number of THIL Ordinary Shares, calculated in accordance with the terms of the Merger Agreement, such that each THIL Ordinary Share will have a deemed value of $10.00 per share on a fully diluted basis, based on THIL’s implied valuation immediately prior to the consummation of the Business Combination, after giving effect to such share split (the “Share Split”).

PARTNERS: Pierre-Luc Arsenault3 | Manas Chandrashekar5 | Lai Yi Chau | Maurice Conway5 | Justin M. Dolling5 | David Patrick Eich1,4,5 | Yuan Yue Jennifer Feng5 | Liu Gan2 | Paul Guan3 | David G. Harrington7 | Karen K.Y. Ho | Ka Chun Hui | Damian C. Jacobs5 | Guang Li3 | Wei Yang Lim5 | Mengyu Lu3 | Neil E.M. McDonald | Kelly Naphtali | Ram Narayan3 | Amy Y.M. Ngan7 | Nicholas A. Norris5 | Paul S. Quinn | Louis A. Rabinowitz3 | Fergus A. Saurin5 | Richard C.C. Sharpe | Jesse D. Sheley# | Wenchen Tang3 | Liyong Xing3 | Peng Yu3 | Jacqueline B.N. Zheng3,5 | Yu Zheng3

REGISTERED FOREIGN LAWYERS: Gautam Agarwal5 | Joseph R. Casey9 | Yuxin Chen3 | Daniel Dusek3 | James A. Hill5 | Ju Huang3 | Ding Jin3 | Ming Kong3 | Cori A. Lable2 | Nicholas Tianchia Liew5 | Bo Peng8 | Tom Roberts5 | David Zhang3 | Xiang Zhou3

ADMITTED IN: 1 State of Illinois (U.S.A.); 2 Commonwealth of Massachusetts (U.S.A.); 3 State of New York (U.S.A.); 4 State of Wisconsin (U.S.A.); 5 England and Wales; 6 Victoria (Australia); 7 New South Wales (Australia); 8 State of Georgia (U.S.A.); 9 State of California (U.S.A.); # non-resident

Austin Bay Area Beijing Boston Brussels Chicago Dallas Houston London Los Angeles Munich New York Paris Salt Lake City Shanghai Washington, D.C.

TH International Limited July 5, 2022 Page 2

This opinion is being rendered in connection with the registration under the Registration Statement of up to 43,125,000 THIL Ordinary Shares, including 26,150,000 THIL Ordinary Shares underlying the THIL Warrants, and 26,150,000 THIL Warrants.

In connection with the preparation of this opinion, we have, among other things, read:

(i)	the Merger Agreement filed as Exhibits 2.1, 2.2 and 2.3 to the Registration Statement;

(ii)	the Warrant Agreement, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by Silver Crest on January 20, 2021;

(iii)	the Assignment, Assumption and Amended & Restated Warrant Agreement among Silver Crest, THIL and Continental Stock Transfer & Trust Company in the form filed as Exhibit 4.7 to the Registration Statement (the “Warrant Agreement”); and

(iv)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinion set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed (i) the legal capacity of all natural persons, (ii) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (iii) the authority of such persons signing on behalf of the parties thereto and with respect to THIL such assumption is only made with respect to the laws of the Cayman Islands and (iv) the due authorization, execution and delivery of all documents by the parties thereto and with respect to THIL such assumption is only made with respect to the laws of the Cayman Islands. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of THIL and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when the THIL Warrants are delivered in accordance with the terms of the Merger Agreement, the THIL Warrants will constitute valid and binding obligations of THIL, enforceable against THIL in accordance with their terms under the laws of the State of New York.

TH International Limited July 5, 2022 Page 3

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the THIL Warrants covered by the Registration Statement.

For purposes of rendering our opinion expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the terms of the Warrant Agreement are consistent with the description of the terms of such agreement set forth in the Registration Statement; and (iii) at the time of the issuance, sale and delivery of each THIL Warrant, (x) the authorization of such THIL Warrant by THIL will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such THIL Warrant; and (y) the issuance, sale and delivery of such THIL Warrant, the terms of such THIL Warrant, and compliance by THIL with the terms of such THIL Warrant will not violate any applicable law, any agreement or instrument then binding upon THIL (including, but not limited to the Warrant Agreement) or any restriction imposed by any court or governmental body having jurisdiction over THIL.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise. This opinion is rendered solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Kirkland & Ellis